Exhibit 99.1

Zendesk Surpasses $500M Annual Revenue Run Rate; Continues Enterprise Expansion With New AI-Powered Enterprise Self-Service Product
April 3, 2018

Launch of Guide Enterprise is Zendesk’s third enterprise product launch in the past year
SAN FRANCISCO -- Today Zendesk, Inc. (NYSE: ZEN) announced it surpassed a $500M annual revenue run rate, making it the fastest growing dedicated customer service and engagement platform. The company also launched Guide Enterprise, a new enterprise product with AI-powered self-service tailored to larger organizations.
Since Zendesk went public in 2014 with an annual revenue run rate of $100 million, the company has seen an increasing number of enterprise companies select Zendesk's software to build better customer experiences. In just the last four years, annual revenue run rate has grown -- to $500 million -- with nearly 40 percent of Zendesk revenue now coming from these larger customers.
Guide Enterprise is Zendesk’s third product launch in the past year designed specifically for larger companies, following Chat Enterprise and Talk Enterprise launches. Guide uses Artificial Intelligence to help larger organizations identify knowledge gaps in customer service content, while also offering easy collaboration capabilities among teams. With Guide, customers can use forums, community articles, and FAQs to find answers instantly, instead of waiting for a customer service representative.
"Hitting the halfway mark on our path to $1B by 2020 is an important milestone. It validates how we are helping enterprise companies usher in a new era of trust with their customers through intelligent and powerful software,” said Mikkel Svane, CEO, founder, Zendesk. “As customers demand a new and more direct relationship with businesses, we are investing in intuitive, AI-driven products to empower fast growing, complex organizations to meet these demands.”
More About Guide Enterprise and Early-Access Customer Reactions
Zendesk Guide Enterprise enables large, complex businesses to create better self-service experiences for their customers. With advanced knowledge management features, Guide Enterprise makes it simple for large teams to collaborate on content and manage knowledge internally, externally and across multiple brands.
Enterprise companies have unique challenges when it comes to offering the information most valuable to their customers. They have many contributors, often in disparate locations, and they serve the needs of millions of customers. In order to provide a great customer experience, they need tools that facilitate agent collaboration, create efficiency, and promote self-service.
Content Cues, the newest feature in the enterprise version of Guide, uses machine learning to help content managers identify gaps and understand how to drive higher levels of self-service. This information gives content teams the context they need to focus on what is most relevant and give their customers the right information. Zendesk is the only full customer service solution to offer this feature.
Guide Enterprise also includes Team Publishing, which helps agents collaborate and manage content, while also creating more integrated, efficient help centers across multiple brands.
“We love Team Publishing. The ability to draft and save versions of an article without publishing them live is a game-changer for us,” said Jessie Carroll, Technical Content Manager at Squarespace. “This amazing feature enables us to conduct reviews more effectively and update our Guide articles in advance of a new feature launch, so we can publish them and support our customers the second changes occur.”
Veeva Systems, a leader in cloud-based software for the global life sciences industry with an $11B market capitalization, also had early access to Team Publishing.
“The Team Publishing workflow allowed us to streamline our knowledge creation process by making it much easier for agents to create articles and have them reviewed,” said Mary Paez, Knowledge Manager at Veeva. “This means that articles which once took a week to publish are now live in one-two days. One of the features our team loves is the ability to assign an article to someone for review, which sends an automatic email notification so they know there’s something waiting for them without having to monitor the queue.”
Zendesk customers with early access saw a 17 percent increase in the number of team members contributing to content, allowing customer service representatives to spend more time on complex inquiries and building better relationships with their customers.
* Zendesk’s annual revenue run rate was measured by annualizing Zendesk’s Q1 2018 revenue.
About Zendesk
The best customer experiences are built with Zendesk. Zendesk’s powerful and flexible customer service and engagement platform scales to meet the needs of any business, from startups and small businesses to growth companies and enterprises. Zendesk serves businesses across a multitude of industries, with more than 100,000 paid customer accounts offering service and support in more than 30 languages. Headquartered in San Francisco, Zendesk operates worldwide with 15 offices in North America, Europe, Asia, Australia, and South America. Learn more at www.zendesk.com.
Source: Zendesk, Inc.
Zendesk, Inc.

Courtney Mundell

press@zendesk.com